EXHIBIT 8.2

baker donelson center, suite 800 211 commerce street nashville, tennessee 37201 mailing address: p.o. box 190613 nashville, tennessee 37219 phone: 615.726.5600 fax: 615.726.0464
www.bakerdonelson.com

July 18, 2014

Southern Heritage Bancshares, Inc.

3020 Keith Street NW

Cleveland, Tennessee 37312

Re:      First Citizens Bancshares, Inc.

            Registration Statement on Form S-4

Ladies and Gentlemen:

            Baker, Donelson, Bearman, Caldwell & Berkowitz, PC ("Baker Donelson") has acted as counsel to Southern Heritage Bancshares, Inc., a Tennessee corporation ("SHB"), in connection with the proposed merger (the "Merger") of SHB with and into First Citizens Bancshares, Inc., a Tennessee corporation ("First Citizens").  The Merger is pursuant to an Agreement and Plan of Merger executed as of March 20, 2014, by and among First Citizens and SHB (the "Merger Agreement"), as described in the Registration Statement on Form S-4 in the form to be filed by First Citizens with the Securities and Exchange Commission (the "Registration Statement").  Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

            In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.  In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

            In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; and (ii) the information set forth in the Registration Statement and the factual representations made to us by First Citizens and SHB, or that will be made, in their respective letters delivered to us for purposes of our opinion are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time of the Merger.

ALABAMA	FLORIDA	GEORGIA	LOUISIANA	MISSISSIPPI	TENNESSEE	TEXAS	WASHINGTON, D.C.

Southern Heritage Bancshares, Inc.

Exhibit 8.2 to Registration Statement

July 18, 2014

            The disclosure set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences of the Merger" is the opinion of Baker Donelson.  On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is the opinion of Baker Donelson that (a) the Merger will constitute a "reorganization" under Section 368(a) of the Code, and (b) First Citizens and SHB will each be a party to a reorganization under Section 368(b) of the Code.

            Because it is the opinion of Baker Donelson that the Merger will constitute a "reorganization" under Section 368(a) of the Code, it is also the opinion of Baker Donelson that SHB shareholders receiving only First Citizens stock in exchange for their shares of SHB stock will recognize no gain or loss for shares of First Citizens common stock they receive in the Merger, except with respect to cash received in lieu of fractional shares of First Citizens common stock and with respect to cash paid for any dissenting shares.  The holding period of the shares of First Citizens stock received (including any fractional shares of First Citizens stock deemed received) will include the holding period of shares of SHB stock surrendered in exchange for the First Citizens stock, provided that such shares of SHB stock were held as capital assets of the shareholder at the Effective Time of the Merger.

            Those SHB shareholders who receive only cash in exchange for their shares of SHB stock in the merger (and are not treated as constructively owning, after the merger, First Citizens stock held by certain family members and entities affiliated with the holder under the Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of SHB stock exchanged in the merger.  Such gain or loss will be capital gain or loss, provided that such shares of SHB stock were held as capital assets by the shareholder at the Effective Time of the Merger.  Such capital gain or loss will be long-term capital gain or loss to the extent that, at the Effective Time of the Merger, the holder has a holding period in such SHB stock of more than one year.

Southern Heritage Bancshares, Inc.

Exhibit 8.2 to Registration Statement

July 18, 2014

            If a holder of SHB stock receives both First Citizens stock and cash (other than cash in lieu of a fractional share of First Citizens stock) in the merger, under Section 356 of the Code that holder will recognize gain (but not loss), if any, but in an amount not in excess of the sum of the cash received.  Such an SHB shareholder will be treated as if the holder exchanged all of their SHB shares for solely First Citizens stock, followed by a redemption by First Citizens of a portion of the First Citizens shares deemed received leaving the former SHB shareholder with the First Citizens shares actually received.  All or a portion of any recognized gain of a holder of SHB shares who receives First Citizens stock and cash could be taxed as a capital gain and/or a dividend.  Such gain will generally be capital gain (provided that such shares of SHB stock were held as capital assets by the shareholder at the Effective Time of the Merger), unless the holder's exchange of SHB stock for cash and stock of First Citizens "has the effect of the distribution of a dividend" after giving effect to the constructive ownership rules of the Code, in which case all or a portion of such gain might be treated as ordinary (dividend) income.  To determine whether the receipt by a SHB shareholder of both First Citizens stock and cash in exchange for shares of SHB stock "has the effect of the distribution of a dividend," such shareholder is treated as receiving solely First Citizens stock and then having a portion of those shares redeemed in an amount equal to the cash actually received by the SHB shareholder.  Whether such a redemption "has the effect of the distribution of a dividend" will be determined by Section 302 of the Code and on the facts and circumstances of a particular SHB shareholder (including the effect of the constructive ownership rules of the Code).  To the extent the hypothetical redemption "has the effect of the distribution of a dividend," the amount of cash received by the SHB shareholder that is treated as a dividend is that shareholder's ratable share of the accumulated earnings and profits of SHB determined as of the Effective Time of the Merger.  It follows that, if the hypothetical redemption "has the effect of the distribution of a dividend," then to the extent the amount of gain to a SHB shareholder is in excess of such shareholder's ratable share of SHB accumulated earnings and profits such gain in excess of the shareholder's ratable share is treated as capital gain.  In this circumstance, such shareholder's total gain under Section 356 of the Code will consist of a dividend income portion and a capital gain portion.  Any capital gain recognized generally will be long-term capital gain to the extent that, at the Effective Time of the Merger, the holder has a holding period in the SHB stock exchanged in the merger of more than one year.

            The opinion expressed herein is based upon the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, existing judicial authority, and current administrative rulings and procedures issued by the Internal Revenue Service and the judicial and administrative interpretations thereof, each as published as of the date hereof, all of which are subject to change, with or without retroactive effect, by legislation, administrative action, or judicial decisions.  In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from First Citizens and SHB referred to above.  Our opinion cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from First Citizens and SHB referred to above are, or later become, inaccurate.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer accurate.  Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

Southern Heritage Bancshares, Inc.

Exhibit 8.2 to Registration Statement

July 18, 2014

            This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Material Federal Income Tax Consequences of the Merger."  In giving such consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.  SHB shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of non-U.S. federal, state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Sincerely,
/s/ BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC